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                                                                    EXHIBIT 10.3



                                                     EMPLOYMENT AGREEMENT dated
                                                     as of January 5, 1998 by
                                                     and between QUINTEL
                                                     ENTERTAINMENT, INC., a New
                                                     York corporation (the
                                                     "Company"), and CLAUDIA
                                                     NEWMAN HIRSCH (the
                                                     "Executive").








         The parties hereto desire to provide for the Executive's continued employment by the Company in accordance with the terms and provisions set forth below:

         NOW, THEREFORE, the parties agree as follows:


         1.       EMPLOYMENT; TERM.

                  The Company will continue to employ the Executive, and the Executive will continue to work for the Company, as Executive Vice President of the Company until November 30, 1998 unless sooner terminated in accordance with
Section 7 hereof. Such period, together with the period of any extension or renewal of such employment, is referred to herein as the "Employment Period."

         2.       DUTIES.

                  During the Employment Period, the Executive shall serve as the Executive Vice President of the Company and of its subsidiaries and affiliated companies, and perform such further duties as shall, from time to time, be reasonably delegated or assigned to the Executive by the Board of Directors consistent with her office.

         3.       DEVOTION OF TIME.

                  During the Employment Period, the Executive shall: (i) expend all of her working time for not less then three days per work week for the Company; (ii) devote her best efforts, energy and skill to the services of the Company and the promotion of its interests; and (iii) not take part in activities known by the Executive to be detrimental to the best interests of the Company.

         4.       COMPENSATION.

                  4.1 In consideration for the services to be performed by the Executive during the Employment Period hereunder, the



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Company shall compensate the Executive with a base salary of $165,000 per annum, at the rate of $13,750.00 per month.

                  4.2 In addition to the annual base salary payable to the Executive pursuant to the provisions of Section 4.1 hereof, the Executive is also entitled to bonus compensation with respect to any fiscal year, in the event that the Company achieves pre-tax earnings of $10,000,000 or more for any such fiscal year, equal to a percentage of such pre-tax earnings, as determined by the Compensation Committee of the Company's Board of Directors; provided that the aggregate amount of bonus compensation payable to the Executive, Jeffrey L. Schwartz, Jay Greenwald, Andrew Stollman and Michael G. Miller (if Mr. Miller is employed by the Company on a full-time basis during such fiscal year) for any fiscal year shall not exceed five percent (5%) of the Company's pre-tax earnings for such fiscal year. For the purposes of this Agreement, "pre-tax earnings" shall be determined by the Company's independent certified public accountants in accordance with generally accepted accounting principles consistently applied.


         5.       REIMBURSEMENT OF EXPENSES; ADDITIONAL BENEFITS.

                  5.1 The Company shall pay directly, or reimburse the Executive for, all other reasonable and necessary expenses and disbursements incurred by her for and on behalf of the Company in the performance of her duties under this Agreement. For such purposes, the Executive shall submit to the Company itemized reports of such expenses in accordance with the Company's policies.

                  5.2 The Executive shall be entitled to paid vacations during the Employment Period in accordance with the Company's then prevalent practices for executive employees; provided, however, that the Executive shall be entitled to such paid vacations for not less than four (4) weeks per annum.

                  5.3 The Executive shall be entitled to participate in, and to receive benefits under, any employee benefit plans of the Company (including, without limitation, pension, profit sharing, group life insurance and group medical insurance plans) as may exist from time to time for its executive employees.

         6.       RESTRICTIVE COVENANT.

         6.1 During the Employment Period and thereafter, the Executive shall not reveal, divulge or make known to any person, firm, corporation or other business organization, and shall not directly or indirectly use for her own benefit, or for the benefit of anyone else, any secret or confidential information used by the Company in its business, including, without


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limitation, (i) pricing information, (ii) the terms of the Company's existing contracts with suppliers, service bureaus or vendors (iii) any information pertaining to the Company's customers and their requirements and (iv) any other of the Company's trade secrets, all of which shall be collectively referred to hereafter as the "Confidential Information."

                  6.2 The services of the Executive are unique, extraordinary and essential to the business of the Company, particularly in view of the Executive's access to the Confidential Information. Accordingly, the Executive agrees that she will not at any time during the Employment Period and for a period of two (2) years thereafter, without the prior written approval of the Board of Directors of the Company, directly or indirectly, engage in any business activity competitive with the business of the Company. For the purposes of this Agreement any business which provides telephone entertainment services of the type provided by the Company or which the Company is considering or has in the past twelve months considered to provide, or markets and operates membership clubs pertaining to astrology, psychics, diet services, personals or any other subject matter with which the Company is then actively engaged in or had been engaged in during the preceding twelve months, will constitute a business activity competitive with the business of the Company. Furthermore, the Executive agrees that, during such period, she shall not solicit, directly or indirectly, or affect to the Company's detriment any relationship of the Company with any customer, supplier, service bureau, vendor or employee of the Company or cause any customer, supplier, service bureau or vendor to refrain from entrusting additional business to the Company.

                  6.3 In the event that any of the provisions of Sections 6.1 and 6.2 hereof shall be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in any such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

                  6.4 As used in this Section 6, the term "Company" shall mean and include any and all corporations affiliated with the Company, which either now exist or which may hereafter be organized.

                  6.5 The Executive hereby acknowledges and agrees that, in the event she shall violate any provisions of this Section 6 the Company will be without an adequate remedy at law and accordingly, will be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in any action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which it may have at law or in equity.

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         7.       EARLIER TERMINATION.

                  7.1 The Executive's employment hereunder shall automatically be terminated upon the death of the Executive or the Executive's voluntarily leaving the employ of the Company and, in addition, may be terminated, at the sole discretion of the Company, as follows:

                           (a)      Upon thirty (30) days' prior written notice
by the Company, in the event of the Executive's disability as set forth in Section 7.2 below; or

                           (b)      Upon thirty (30) days' prior written notice
by the Company, in the event that the Company terminates the Executive's employment hereunder for cause as set forth in Section 7.3 below.

                  7.2 The Executive shall be deemed disabled hereunder, if in the opinion of the Board of Directors of the Company, as confirmed by competent medical advice, she shall become physically or mentally unable to perform her duties for the Company hereunder and such incapacity shall have continued for any period of six (6) consecutive months.

                  7.3 For purposes hereof, "cause" shall include, but not be limited to, the following: (a) the Executive's willful malfeasance or gross negligence; (b) any material misrepresentation or concealment of a material fact made by the Executive in connection with this Agreement; or (c) the material breach of any covenant made by the Executive hereunder, and the Executive's failure to cure such conduct or event constituting "cause" within 30 days after written notice thereof.

                  7.4 In the event that this Agreement shall be terminated due to the Executive's death or disability, then the Company shall pay to the Executive or her personal representatives, as the case may be, severance pay in a lump sum amount equal to her then current annual base salary, as set forth in
Section 4 hereof, for a period of twelve months from the date of such termination. If, however, this Agreement shall be terminated for any other reason whatsoever, then the Company shall not be obligated to make any severance payments whatsoever to the Executive hereunder, except for the compensation set forth in Section 4 hereof which shall have accrued but be unpaid at the effective time of termination.

         8.       NO REQUIREMENT OF RELOCATION.

                  The Company expressly agrees that the Executive, as a condition of her employment, need not relocate her residence from the community in which she presently resides. Any demand or requirement by the Company that the Executive principally perform


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her duties at a location or office that requires more than an additional hour of one-way commutation time than the Executive currently experiences shall, in the absence of the Executive's consent (which may be withheld for any reason), constitute a termination without cause by the Company of the Executive's employment hereunder.

         9.       SERVICE AS DIRECTOR.

                  During the Employment Period, the Executive shall, if elected or appointed, serve as a Director of the Company and/or any subsidiary of the Company upon such terms as shall be mutually agreed upon by the Executive and the Company.

         10.      ASSIGNMENT.

                  This Agreement, as it relates to the employment of the Executive, is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated, except as otherwise set forth herein. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all of the outstanding shares of the Company's capital stock, or all or substantially all of the assets of the Company.

         11.      RIGHT TO PAYMENTS.

                  The Executive shall not under any circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms hereof. To the extent permitted by law, the Executive shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of the Executive shall be for the sole personal benefit of the Executive, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against the Executive.

         12.      NOTICES.

                  Any notice required or permitted to be given pursuant to this Agreement shall be deemed given one (1) business day after personally delivered or delivered by a nationally recognized overnight courier or three (3) business days after such notice is mailed by certified mail, return receipt requested, addressed as follows: (i) if to Executive, at One Blue Hill Plaza, Pearl River, New York 10965 and (ii) if to the Company, at One Blue Hill Plaza, Pearl River, New York 10965, Attention: Chief Financial Officer or at such other address as any such party shall designate by written notice to the other

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party. Copies of all notices shall also be provided to Feder, Kaszovitz,
Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, New York, New York 10022-1200.

         13.      GOVERNING LAW.

                  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of New York.

         14.      WAIVER.

                  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provisions were not embodied therein.

         15.      ENTIRE AGREEMENT.

                  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes any other prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement; provided, however, that it is the intention of the parties that this Agreement shall be interpreted and applied in conjunction with the terms of any option, warrant or other right now in existence or hereinafter granted to the Executive to acquire shares of capital stock of the Company. In the event of any conflict, however, the terms of this Agreement shall govern and prevail. This Agreement may be amended only in a writing executed by the parties hereto affected by such amendment.



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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                                           QUINTEL ENTERTAINMENT, INC.




                                           By:
                                              ------------------------
                                              Jeffrey L. Schwartz
                                              Chairman and CEO



                                           ---------------------------
                                           CLAUDIA NEWMAN HIRSCH




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